Exhibit 10.13

FIRST AMENDMENT TO

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

FRONTIER RENEWABLE RESOURCES, LLC

THIS FIRST AMENDMENT TO LIMITED LIABILITY COMPANY OPERATING AGREEMENT (the “Amendment Agreement”), is dated as of June __, 2010, is entered into by and among FRONTIER RENEWABLE RESOURCES, LLC (the “Company”); MASCOMA CORPORATION, a Delaware corporation (“Mascoma”); and J.M. LONGYEAR, L.L.C., a Michigan limited liability company (“Longyear”). (Mascoma and Longyear are also hereinafter sometimes individually referred to as the “Member” or collectively as the “Members.”)

Recitals

A.	The Members are all of the Members of the Company, which is governed by a Limited Liability Company Operating Agreement dated as of December 15, 2008 (the “Original Agreement”).

B.	Pursuant to Section 16.5(a) of the Original Agreement, subject to Section 2.5 of the Original Agreement, any provision of the Original Agreement may be amended or waived if such amendment or waiver is in writing and signed, in the case of an amendment, by Members holding at least 90% of the Percentage Interests held by all Members.

C.	The Members desire to amend the Original Agreement with respect to, and in this Amendment Agreement set forth their understandings with respect to, certain changes regarding Longyear’s obligation to contribute the Preferred Site to the Company.

NOW, THEREFORE, in consideration of the mutual promises herein contained and intending to be legally bound hereby, the Company and the Members agree as follows:

1.	Notwithstanding the provisions of the Original Agreement, including Exhibit A thereof, Longyear will not be obligated to contribute the Preferred Site (“the “Property”) to the Company until such date on or after January 1, 2012, as the Board, in its reasonable discretion, determines that the Company is ready to commence the actual development of a commercial scale cellulosic fuel production facility, a lumber milling facility, or a biomass power facility, as described in the Original Agreement (such date being the “Development Commencement Date”).

2.

The Company and Longyear will contemporaneously enter into an Access Agreement in the form attached hereto as Exhibit A, pursuant to which the Company will be granted access to the Property for the purposes of determining whether the Property is suitable for development of a commercial scale cellulosic fuel production facility, a lumber milling facility, or a biomass power facility, as described in the Original Agreement,

3.	The first sentence of Section 14.2 of the Original Agreement is amended and restated in its entirety to read as follows: “At any time between the second and third anniversary of the Development Commencement Date (the “Evaluation Period”), Longyear shall have the right to evaluate its participation in the Project and, subject to the terms hereof, may deliver to the Company a put notice (the “Put Notice”),”

4.	All capitalized terms that are not defined in this Amendment Agreement, but are defined in the Original Agreement, have the meanings ascribed to them in the Original Agreement.

5.	Except as specifically amended by this Amendment Agreement, and as amended by this Amendment Agreement, the Original Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this agreement as of the day and year first above written.

FRONTIER RENEWABLE RESOURCES, LLC

By:	/s/ Stephen J. Hicks
Name: Stephen J. Hicks
Title: CEO

MASCOMA CORPORATION

By:	/s/ William J. Brady
Name: William J. Brady
Title: CEO

J.M. LONGYEAR, L.L.C.

By:	/s/ Charlotte Lyeth Burton
Name: Charlotte Lyeth Burton
Title: Chairman

EXHIBIT A

ACCESS AGREEMENT

ACCESS AGREEMENT

This Access Agreement (“Agreement”) is made as of this 24th day of June, 2010, by and among J.M. Longyear, L.L.C., a Michigan limited liability company (“Owner”), and Frontier Renewable Resources, LLC, a Delaware limited liability company (“Licensee”).

RECITALS

A.	Owner is the owner of certain real property located in Kinross, Michigan, and legally described on Exhibit A attached hereto (the “Property”).

B.	Licensee desires to enter onto the Property for the purpose of determining whether the Property is suitable for development of a commercial scale cellulosic fuel production facility, a lumber milling facility, and/or a biomass power facility (collectively, the “Potential Uses”).

C.	Owner is willing to permit Licensee to enter on the Property for the purposes described herein, on the terms and conditions hereinafter set forth.

Agreement

1.	Grant of License. Owner grants to Licensee a license (“License”) to enter on the Property for the sole purpose of inspecting, testing, and analyzing the Property, all at the sole cost and expense of Licensee, to determine the suitability of the Property for the Potential Uses (collectively the “Work”), all as more specifically described in paragraph 3 hereof. All Work shall be conducted during normal business hours upon 48 hours prior notice to Owner.

2.	Term. The term (“Term”) of the License shall commence on the date hereof, and shall terminate on January 31, 2012 (the “Termination Date”).

3.	Approval of Scope of Work and Consultant. Prior to entering onto the Property, Licensee shall deliver to Owner a detailed written description of Licensee’s proposed scope of Work including, but not limited to, the proposed locations of any intended invasive testing. Licensee shall also provide to Owner the name or names of any proposed third party consultants (“Consultants”) Licensee intends to use for the performance of the Work, Owner shall promptly review such information and notify Licensee of Owner’s approval or disapproval of such Work and Consultants. Owner agrees not to unreasonably withhold its consent to the Work or the Consultants. In the event of Owner’s disapproval, Licensee shall make such modifications to its Work or Consultants as may be required by Owner prior to entering on the Property.

4.

Compliance with Law; Standard of Care. Licensee shall perform, and cause its Consultants to perform, all Work in strict compliance with all applicable laws, regulations, and legal requirements. Licensee represents and warrants that Licensee and its Consultants shall, prior to entering on the Property, have and obtain all appropriate licensing, permits, approvals, and equivalent authority required to perform the Work, and shall furnish Owner with evidence of same upon Owner’s request. The Work shall be performed exercising all due care and according to the generally accepted professional consulting practices applicable at the time and place the Work is performed.

5.	Responsibility for Consultants; Liens. Licensee shall be solely responsible for the Work, whether it is performed by Licensee or by Licensee’s Consultants. Licensee shall have sole responsibility for the payment of its Consultants, and Licensee hereby waives, and shall require its Consultants to waive, all lien rights, including construction, mechanic’s, and material provider’s liens. Licensee shall defend, indemnify and hold Owner harmless from all damages claims, expenses or other loss arising from any lien filed by Licensee or its Consultants.

6.	Safety. Licensee shall be solely responsible for the safety precautions and programs of its employees, agents, invitees, and its Consultants and their employees, agents, and invitees in connection with the Work.

7.	Hazardous Substances. Owner may be required by federal, state or local regulations to report the release of hazardous substances discovered in the course of performance of the Work. Licensee agrees to immediately report any such discovery to Owner and cease all activities on the Property until receiving further direction from Owner. It is agreed that Owner shall be solely responsible for all decisions concerning such reporting; however, Owner acknowledges that if there is an immediate threat to the public health, safety, welfare or the environment then Consultant may make an initial report of the release.

8.	Insurance. Licensee shall carry, and shall require its Consultants to carry, statutory workers’ compensation insurance, public liability, and property damage insurance in amounts and in form reasonably acceptable to Owner. Automobile and general liability insurance shall each have combined single limits of at least one million dollars ($1,000,000.00), and two million dollars ($2,000,000.00) in the aggregate. Licensee and its Consultants shall maintain an environmental liability and contractor’s pollution liability policy and professional liability errors and omissions coverage with combined single limits of at least one million dollars ($1,000,000.00). Licensee shall provide Owner with certificates of such coverage prior to entering on the Property.

9.

Indemnity and Liability. Licensee shall indemnify, defend and hold harmless Owner from any and all liability, expenses, damages, claims, causes of action or losses (including reasonable attorneys’ fees and expenses) arising in whole or in part from the breach of this Agreement by, or the intentional or negligent act, omission, or other fault of, Licensee or its Consultants or their respective employees, agents, invitees, vendors, contractors or subcontractors, in connection with this Agreement or any Work or services performed or provided to or by Licensee. The provisions of this paragraph 9 as well as all other provisions that allocate liability or responsibility between the parties shall survive the termination of this Agreement.

10.	Results and Reports. Licensee shall provide to Owner, without charge, copies of the results of all Work, in final report form within 15 days of completion. Licensee shall require that all such reports identify Owner as a third party beneficiary of such reports in a manner sufficient to allow Owner to legally rely on the content and accuracy of such reports to the same extent Licensee may rely on same. Owner shall provide Licensee with information or reports regarding prior investigations and any due care obligations associated with the Property.

11.	Miscellaneous Provisions.

a.	Time is of the essence in the performance of this Agreement.

b.	This Agreement shall be construed and interpreted in accordance with the laws of the State of Michigan.

c.	This Agreement together with the description of the Work and the identities of the Consultants, if any, constitutes the entire agreement between Owner and Licensee.

d.	Any information provided to Licensee by Owner shall be provided solely as a convenience to Licensee, and Owner makes no representation or warranty as to the accuracy of such information.

e.	The failure of a party to enforce any provision of this Agreement shall not be construed to be a waiver of such or any other provision, nor in any way affect the validity of all or any part of this Agreement.

f.	If either party retains an attorney to enforce the provisions of this Agreement, the unsuccessful or non-prevailing party in such proceeding shall reimburse the successful or prevailing party for all reasonable expenses (including attorneys’ fees) and disbursements incurred by the latter in connection with the proceedings.

g.	All notices to be given in connection with this Agreement shall be in writing and delivered personally, sent by facsimile or sent by a nationally recognized overnight courier service or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Owner:	J.M. Longyear, L.L.C. Longyear Building 210 North Front Street, 1st Floor Marquette MI 49855 Attention: Stephen J. Hicks Facsimile: (906) 228-9499

With a copy to:	Gray, Plant, Mooty, Mooty & Bennett, P.A. 500 IDS Center 80 South Eighth Street Minneapolis, MN 55402 Attention: William Klein Facsimile: (612) 632-4232

If to Licensee:	Frontier Renewable Resources, LLC Land Management Assistant 210 North Front Street Marquette, MI 49855 Facsimile: 906-228-9499 Attention: Mike Farrell, Land Management Asst.

Either party hereto may change such party’s address for the service of notice hereunder by written notice of said change to the other party hereto, in the manner above specified ten (10) days prior to the effective date of said change

h.	Neither party shall assign its rights, interests or obligations under this Agreement without the express written consent of the other.

i.	Owner and Licensee shall treat any information or reports regarding prior investigations and the results of the Work as confidential and shall not disclose the scope, nature, or product of the Work, any reports, or other information made available to Licensee or generated by Licensee or its Consultants in connection with the Work, to any person or entity without the prior written consent of the other party.

j.	The License granted to Licensee in this Agreement is a non-exclusive license, others of which may be granted and in force during the Term of this Agreement. Licensee agrees to cooperate with Owner in the scheduling and coordination of the activities of various other licensees that may be on the Property at the time Licensee is performing its Work.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

OWNER: J.M. LONGYEAR, L.L.C.		LICENSEE: FRONTIER RENEWABLE RESOURCES, LLC

By	/s/ Charlotte Lyeth Burton	By	/s/ Stephen J. Hicks
	Its Chairman Charlotte Lyeth Burton		Its COO Stephen J. Hicks

EXHIBIT A

Legal Description of Property

A parcel of land located in the State of Michigan, County of Chippewa,

Township of KINROSS

Town 45 North, Range 01 West, Section 21

The Southeast  1/4 EXCEPT commencing at the North Quarter Corner of Section 21; thence S 00°18’13” E, along the North-South Quarter Line, 2640.73 feet to the Center Quarter Corner of said Section 21, also being the Point of Beginning; thence N 89°41’48” E, along the East-West Quarter Line, 113.99 feet; thence the following two courses along a curve and a line parallel to and 20 feet RERZ Application Page 12 Chippewa County & Kinross Township Southeasterly of the centerline of a recreational trail: 1) 169.76 feet along a 620.00 foot radius nontangent curve to the right with a delta angle of 15°41’18” and a chord bearing S 29°08’00” W 169.23 feet; 2) thence S 36°58’38” W 50.88 feet to said North-South quarter line; thence N 00°18’13” W, along said North-South Quarter line, 187.87 feet to the Point of Beginning.

AND

All that part of the East  1/2 of the Southwest  1/4 lying in the following described parcel: Beginning at the Quarter Corner common to Sections 21 and 28; thence S 00°23’ 11” W, along the North-South Quarter Line of Section 28, a distance of 2651.51 feet to the Center Quarter Corner of said Section 28; thence N 89°49’31” W, along the East-West Quarter Line of Section 28, a distance of 115.80 feet to the centerline of Gaines Highway; thence the following two courses along said centerline: 1) N 00°29’30” W 2029.65 feet; 2) thence 2183.69 feet along a 3819.72 foot radius curve to the left with a delta angle of 32°45’19” and a chord bearing N 16°52’09” W 2154.08 feet; thence N 36°58’38” E 1268.80 feet, along a line parallel to and 20 feet southeasterly of the centerline of a recreation trail, to the North-South Quarter Line of Section 21; thence S 00°18’13” E, along said Quarter Line 2453.50 feet to the Point of Beginning. Township of KINROSS Town 45 North, Range 01 West, Section 28 The Northeast  1/4

AND

That part of the East  1/2 of the Northwest  1/4 lying in the following described parcel: Beginning at the Quarter Corner common to Sections 21 and 28; thence S 00°23’11” W, along the North-South Quarter Line of Section 28, a distance of 2651.51 feet to the Center Quarter Corner of said Section 28; thence N 89°49’31” W, along the East-West Quarter Line of Section 28, a distance of 115.80 feet to the centerline of Gaines Highway; thence the following two courses along said centerline: 1) N 00°29’30” W 2029.65 feet; 2) thence 2183.69 feet along a 3819.72 foot radius curve to the left with a delta angle of 32°45’19” and a chord bearing N 16°52’09” W 2154.08 feet; thence N 36°58’38” E 1268.80 feet, along a line parallel to and 20 feet southeasterly of the centerline of a recreation trail, to the North-South Quarter Line of Section 21; thence S 00° 18’13” E, along said Quarter Line 2453.50 feet to the Point of Beginning.

RESERVING ONTO THE DEPARTMENT OF NATURAL RESOURCES FOR THE STATE OF MICHIGAN a 66 foot wide access easement for public purposes, said easement described as commencing at the South Quarter Corner of Section 28; thence N 00°23’41” E, along the North-South Quarter Line, 2642.75 feet to the Center Quarter Corner, also being the Point of Beginning; thence N 89°49’31” W, along the East-West Quarter Line, 115.80 feet to the centerline of Gaines Highway; thence N 00°29’30” W, along said centerline, 66.00 feet; thence S 89°49’31” E 182.56 feet; thence S 00°10’29” W 66.00 feet to said East-West Quarter Line; thence N 89°49’31” W, along said East-West Quarter Line, 66.00 feet to the Point of Beginning.